                              CERTIFICATE OF MERGER

                                       OF

                      EDUCATIONAL VIDEO CONFERENCING, INC.
                            (a New York corporation)

                                      INTO

                      EDUCATIONAL VIDEO CONFERENCING, INC.
                            (a Delaware corporation)


         The undersigned corporation, EDUCATIONAL VIDEO CONFERENCING, INC., does hereby certify as follows:

         FIRST: That the name and state of incorporation of each of the constituent corporations of the merger are as follows:

         NAME                                STATE OF INCORPORATION
         ----                                ----------------------

Educational Video Conferencing, Inc.                 Delaware
Educational Video Conferencing, Inc.                 New York

         SECOND: That an Agreement and Plan of Merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 252 of the General Corporation Law of Delaware.

         THIRD: That the name of the surviving corporation of the merger is Educational Video Conferencing, Inc., a Delaware corporation.

         FOURTH: That the Certificate of Incorporation of Educational Video Conferencing, Inc., a Delaware corporation which is surviving the merger, shall be the Certificate of Incorporation of the surviving corporation.

         FIFTH: That the executed Agreement and Plan of Merger is on file at the principal place of business of the surviving corporation, the address of which is 35 East Grassy Spring Road, Suite 504, Yonkers, New York 10701.

         SIXTH: That a copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, upon request and without cost, to any stockholder of any constituent corporation.

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         SEVENTH: The authorized capital stock of the only foreign constituent corporation which is a party to the merger is as follows:

                                                                 Par Value
  Corporation              Class             No. of Shares       Per Share
  -----------              -----             -------------       ---------

Educational Video          Common Stock        10,000,000       $.0001 Par
Conferencing, Inc.                                              Value
(New York)
                           Preferred            1,000,000       $.0001 Par
                           Stock                                Value

         EIGHTH: The Agreement and Plan of Merger provides that upon the filing of the Certificates of Merger with respect to the Merger with the Secretary of State of Delaware and the Secretary of State of New York, each share of Common Stock of the merged corporation, Educational Video Conferencing, Inc., a New York Corporation, issued and outstanding immediately prior to the merger and all rights in respect thereto shall be changed and converted into one share of Common Stock of the surviving corporation, Educational Video Conferencing, Inc., a Delaware corporation.


Dated:  October 28, 1997


                                     EDUCATIONAL VIDEO CONFERENCING, INC.



                                     By: /s/ Dr. Arol Buntzman
                                         --------------------------------------
                                         Dr. Arol Buntzman
                                         Chairman and Chief Executive Officer


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